Exhibit 99.1

BBSI Reports First Quarter 2017 Financial Results

- Q1 Net Revenues up 10% to $210 Million (Non-GAAP Gross Revenues up 13%) -

VANCOUVER, Washington, May 4, 2017 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the first quarter ended March 31, 2017.

First Quarter 2017 Financial Summary vs. Year-Ago Quarter

•	Net revenues up 10% to $210.0 million.

•	Non-GAAP gross revenues up 13% to $1.2 billion.

•	Net loss of $11.2 million or $1.55 per diluted share, compared to net loss of $8.0 million or $1.11 per diluted share.

“While our client build remained strong, many of our markets continued to face severe weather in the first quarter,” said Michael Elich, president and CEO of BBSI. “Additionally, we experienced a slowdown in hiring due to a tightening labor market that presented challenges for our clients. Both factors contributed to soft contributions from same-customer sales of 3.7%.

“Despite these headwinds, the fundamentals of our business remain strong, our value proposition in the market is maturing, and we are seeing consistent new business pipelines. We increased gross revenues by 13% and the organization added 225 net new clients, all while maintaining our better-than-90% retention rate. As we move further into 2017, I’m confident that our organization is focused on perpetuating our relationships, our value proposition and, ultimately, our brand.”

First Quarter 2017 Financial Results

Net revenues in the first quarter of 2017 increased 10% to $210.0 million compared to $191.0 million in the first quarter of 2016.

Total non-GAAP gross revenues in the first quarter increased 13% to $1.2 billion compared to $1.1 billion in the same year-ago quarter (see “Reconciliation of Non-GAAP Financial Measures” below). The increase was primarily due to the continued build in the Company’s client count and same-customer sales growth.

Net loss for the first quarter of 2017 was $11.2 million or $1.55 per diluted share, compared to net loss of $8.0 million or $1.11 per diluted share in the year-ago quarter. The Company historically incurs losses in the first quarter due to the higher effective payroll taxes at the beginning of each year.

Outlook

BBSI continues to expect non-GAAP gross revenues for the next 12-month period (through March 31, 2018) to increase approximately 16%. For the full year 2017, the Company also continues to expect diluted earnings per share to be approximately $3.65, a 43% increase compared to $2.55 per diluted share in 2016. This assumes approximately $0.13 per diluted share in remaining costs associated with accounting and securities law issues, as well as the return to an effective tax rate of approximately 33.5%.

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Conference Call

BBSI will conduct a conference call tomorrow, May 5, 2017 at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) to discuss its financial results for the first quarter ended March 31, 2017. The Company’s President and CEO Michael Elich and CFO Gary Kramer will host the call, followed by a question and answer period.

Date: Friday, May 5, 2017

Time: 12:00 p.m. Eastern time (9:00 a.m. Pacific time)

Toll-free dial-in number: 1-888-487-0346

International dial-in number: 1-719-457-2084

Conference ID: 9273736

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay at here and via the investor relations section of the BBSI website at www.barrettbusiness.com.

A replay of the conference call will be available after 3:00 p.m. Eastern time on the same day through June 5, 2017.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 9273736

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Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles (“GAAP”), the Company is disclosing non-GAAP gross revenues.

The Company reports its Professional Employer Services revenues on a net basis because it is not the primary obligor for the services provided by the Company’s co-employed clients to their customers. The gross revenues and cost of revenues information below, although not in accordance with GAAP, is presented for comparison purposes and because management believes such information is more informative as to the level of the Company’s business activity and more useful in managing its operations.

	(Unaudited)
	First Quarter Ended
(in thousands)	March 31,
	2017	2016

Gross revenues:
Professional employer services	$1,161,761	$1,027,599
Staffing services	37,788	36,290
Total gross revenues	1,199,549	1,063,889
Gross cost of revenues:
Direct payroll costs	1,011,690	894,050
Payroll taxes and benefits	115,400	103,760
Workers' compensation	62,009	55,692
Total gross cost of revenues	1,189,099	1,053,502
Gross margin	$10,450	$10,387

A reconciliation of net revenues to non-GAAP gross revenues is as follows:

	(Unaudited)
	Three Months Ended March 31,
	Net Revenue				Gross Revenue
(in thousands)	Reporting Method				Reporting Method
	(GAAP)		Non-GAAP Adjustments		(Non-GAAP)
	2017	2016	2017	2016	2017	2016

Revenues:
Professional
employer services	$172,209	$154,678	$989,552	$872,921	$1,161,761	$1,027,599
Staffing services	37,788	36,290	-	-	37,788	36,290
Total revenues	$209,997	$190,968	$989,552	$872,921	$1,199,549	$1,063,889
Cost of revenues	$199,547	$180,581	$989,552	$872,921	$1,189,099	$1,053,502

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 4,900 clients across all lines of business in 20 states. For more information, please visit www.barrettbusiness.com.

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Forward-Looking Statements

Statements in this release about future events or performance, including expectations regarding revenue growth and earnings per share, are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include changes in executive management, the ineffectiveness of the Company’s internal control over financial reporting, the Company’s relationship with its primary bank lender, current and future shareholder litigation, the ongoing investigation of accounting issues by the Securities and Exchange Commission and the United States Department of Justice, economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to retain current clients and attract new clients, the availability of financing or other sources of capital, the potential for material deviations from expected future workers' compensation claims experience, the effect of changes in the workers’ compensation regulatory environment in one or more of the Company’s primary markets, the collectability of accounts receivable, the carrying value of deferred income tax assets and goodwill, and the effect of conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s future prospects are described in the Company’s 2016 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

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Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(in thousands)	2017	2016

Assets
Current assets:
Cash and cash equivalents	$18,429.00	$50,768
Trade accounts receivable, net	139,277	126,484
Income taxes receivable	3,078	-
Prepaid expenses and other	6,830	3,899
Investments	973	5,675
Restricted cash and investments	51,078	48,557
Total current assets	219,665	235,383
Investments	333	642
Property, equipment and software, net	26,633	26,673
Restricted cash and investments	272,624	252,707
Goodwill	47,820	47,820
Other assets	20,958	9,293
Deferred income taxes	9,384	9,370
	$597,417	$581,888

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$4,557	$221
Accounts payable	3,509	4,944
Accrued payroll, payroll taxes and related benefits	173,493	153,110
Income taxes payable	-	3,041
Other accrued liabilities	6,523	7,674
Workers' compensation claims liabilities	85,481	81,339
Safety incentives liability	24,204	24,835
Total current liabilities	297,767	275,164
Long-term workers' compensation claims liabilities	240,752	231,198
Long term debt	-	4,392
Customer deposits and other long-term liabilities	1,353	1,441
Stockholders' equity	57,545	69,693
	$597,417	$581,888

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Barrett Business Services, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	(Unaudited)
(in thousands, except per share amounts)	First Quarter Ended
	March 31,
	2017	2016

Revenues:
Professional employer service fees	$172,209	$154,678
Staffing services	37,788	36,290
Total revenues	209,997	190,968
Cost of revenues:
Direct payroll costs	28,710	27,427
Payroll taxes and benefits	115,400	103,760
Workers' compensation	55,437	49,394
Total cost of revenues	199,547	180,581
Gross margin	10,450	10,387
Selling, general and administrative expenses	26,610	21,904
Depreciation and amortization	942	749
Income from operations	(17,102)	(12,266)
Other income (expense), net	75	(8)
Income before income taxes	(17,027)	(12,274)
Provision for income taxes	(5,800)	(4,271)
Net income	$(11,227)	$(8,003)
Basic income per common share	$(1.55)	$(1.11)
Weighted average basic common shares outstanding	7,249	7,208
Diluted income per common share	$(1.55)	$(1.11)
Weighted average diluted common shares outstanding	7,249	7,208

Investor Relations:

Liolios

Cody Slach

Tel 1-949-574-3860

BBSI@liolios.com

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